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                                                                     EXHIBIT 2.3


                         AGREEMENT AND PLAN OF MERGER

                                      OF

                                 DIVICORE INC.
                          a Pennsylvania corporation,

                                     INTO

                                 DIVICORE INC.
                            a Delaware corporation



     This AGREEMENT AND PLAN OF MERGER is entered into as of June    , 1999, by
                                                                  ---
and between DIVICORE INC., a Pennsylvania corporation ("Divicore Pennsylvania"), and DIVICORE INC., a Delaware corporation and a wholly-owned subsidiary of Divicore Pennsylvania ("Divicore Delaware").

                                  WITNESSETH:

     WHEREAS, the Board of Directors of each of Divicore Pennsylvania and Divicore Delaware deems it advisable and in the best interests of each corporation and its shareholders that Divicore Pennsylvania be merged with and into Divicore Delaware (the "Merger") as permitted by law for the sole purpose of changing Divicore Pennsylvania's state of incorporation from Pennsylvania to Delaware; and

     WHEREAS, this Merger is intended to be a reorganization within the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986;

     NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, the parties hereto agree and covenant as follows:

1.   Merger: On the Effective Date (as hereinafter defined), Divicore
     ------
Pennsylvania shall be merged with and into Divicore Delaware, with Divicore Delaware continuing its corporate existence and being the "Surviving Corporation." From and after the Merger, the corporate existence of Divicore Pennsylvania will terminate, all of its rights, privileges and immunities shall be merged into Divicore Delaware, and Divicore Delaware shall, as the Surviving Corporation, be fully vested therewith.

2.   Certificate of Incorporation:  The Certificate of Incorporation of Divicore
     ----------------------------
Delaware as in effect immediately preceding the Effective Date shall remain in effect as the Certificate of Incorporation of the Surviving Corporation.

3.   Bylaws: The Bylaws of Divicore Delaware as in effect immediately preceding
     ------
the Effective Date shall remain in effect as the Bylaws of the Surviving Corporation.

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4.   Officers and Directors: The officers and directors of Divicore Pennsylvania
     ----------------------
immediately preceding the Effective Date shall remain as the officers and directors of the Surviving Corporation.

5.   Conversion of Shares:  Each share of Common Stock, Class A Convertible
     --------------------
Preferred Stock, Class B Convertible Preferred Stock and Class C Convertible Preferred Stock of Divicore Pennsylvania outstanding on the Effective Date of the Merger and all rights in respect thereto shall, upon such Effective Date, be converted into one share of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Divicore Delaware, respectively. Each outstanding and unexercised option, warrant and other right to purchase shares of capital stock of Divicore Pennsylvania shall be assumed and become an option, warrant or right to purchase shares of the same type and number of the capital stock of Divicore Delaware. On the Effective Date, each share of Divicore Delaware capital stock outstanding immediately prior to the Merger shall cease to exist and be cancelled.

6.   State Filings:  The proper officers of Divicore Delaware and Divicore
     -------------
Pennsylvania shall make and execute the appropriate certificates or articles of merger, and such other documents, as are required by the Commonwealth of Pennsylvania and the State of Delaware to effectuate the Merger and to cause the same to be filed, in the manner provided by law, with the appropriate state offices.

7.   Effective Date: The Merger provided for by this Plan shall become effective
     --------------
("Effective Date") on the date of filing of the appropriate documents with the Secretaries of State of Pennsylvania and Delaware.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger on the day and year first above written.

                             DIVICORE INC., a Pennsylvania corporation


                             By:
                                -----------------------------------------
                                Name:
                                Title:


                             DIVICORE INC., a Delaware corporation


                             By:
                                -----------------------------------------
                                Name:
                                Title:

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